August 2025

Pricing Supplement

Dated August 29, 2025

Registration Statement No. 333-282565

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated November 8, 2024, Prospectus Supplement dated November 8, 2024 and Product Supplement dated November 8, 2024)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

$4,666,000 Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Robinhood Markets, Inc. due September 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Auto-Callable Dual Directional Trigger PLUS or “Trigger PLUS” will pay no interest and do not guarantee any return of principal at maturity. The Trigger PLUS will be automatically redeemed if the closing price of the underlying stock on the determination date prior to the final determination date is greater than or equal to the initial share price, for an early redemption payment of $1,389.30 per Trigger PLUS, as described below. No further payments will be made on the Trigger PLUS once they have been redeemed. At maturity, if the Trigger PLUS have not previously been redeemed and the final share price of the underlying stock is greater than the initial share price, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying stock. If the final share price is less than or equal to the initial share price, but greater than or equal to the trigger price, investors will receive at maturity the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 35.00% return. However, if the final share price is less than the trigger price, investors will lose 1% for every 1% that the final share price falls below the initial share price. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity and you could lose up to your entire investment in the Trigger PLUS. The Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment or, if the Trigger PLUS have not previously been redeemed, the upside leverage and absolute return features that, in each case, apply to a limited range of performance of the underlying stock. The Trigger PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”). The Trigger PLUS are notes issued as part of BNS’ Senior Note Program, Series A. All payments on the Trigger PLUS are subject to the credit risk of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment in the Trigger PLUS. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia (“BNS”)
Issue:	Senior Note Program, Series A
Underlying stock:	Common stock of Robinhood Markets, Inc. (Bloomberg Ticker: “HOOD UW”)
Aggregate principal amount:	$4,666,000
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Trigger PLUS)
Pricing date:	August 29, 2025
Original issue date:

September 4, 2025 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS in the secondary market on any date prior to one business day before delivery of the Trigger PLUS will be required, by virtue of the fact that the Trigger PLUS initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final determination date:	August 31, 2027, as noted below under “Determination dates, Early redemption dates and Early Redemption payment per Trigger PLUS”
Maturity date:	September 3, 2027, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Early redemption:

If the closing price of the underlying stock on the determination date prior to the final determination date is greater than or equal to the initial share price, the Trigger PLUS will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the Trigger PLUS once they have been redeemed.

Determination dates, Early redemption dates and Early redemption payment per Trigger PLUS:

The early redemption payment will be an amount in cash per Trigger PLUS for the determination date prior to the final determination date as set forth below.

No further payments will be made on the Trigger PLUS once they have been redeemed.

* Subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement).

Payment at maturity per Trigger PLUS:

If the Trigger PLUS are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per Trigger PLUS as follows:

￭ If the final share price is greater than the initial share price:

$1,000.00 + leveraged upside payment

￭ If the final share price is less than or equal to the initial share price, but greater than or equal to the trigger price:

$1,000.00 + ($1,000.00 × absolute underlying return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying stock. In no event will this amount exceed the stated principal amount plus $350.00. You will not benefit from the leverage factor in this scenario.

￭ If the final share price is less than the trigger price:

$1,000.00 + ($1,000.00 × underlying return)

If the final share price is less than the trigger price, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the Trigger PLUS.

Underlying return:	(final share price − initial share price) / initial share price
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Leverage factor:	150.00% (applicable only if the Trigger PLUS are not automatically redeemed prior to maturity and the final share price is greater than the initial share price)
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Trigger price:*	$67.6195, which is equal to 65.00% of the initial share price
Initial share price:*	$104.03, which is equal to the closing price of the underlying stock on the pricing date
Final share price:*	The closing price of the underlying stock on the final determination date
CUSIP/ISIN:	06418V2A1 / US06418V2A19
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	Scotia Capital Inc.
Agent:

Scotia Capital (USA) Inc. (“SCUSA”), an affiliate of BNS. See “Additional Information About the Trigger PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.

Estimated value on the pricing date:

$962.60 per stated principal amount, which is less than the issue price listed above. See “Additional Information About the Trigger PLUS — Additional information regarding estimated value of the Trigger PLUS” herein and “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 10 of this document for additional information. The actual value of your Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger PLUS:	$1,000.00	$20.00(a) + $5.00(b) $25.00	$975.00
Total:	$4,666,000.00	$116,650.00	$4,549,350.00

* As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity”, as described in the accompanying product supplement.

(1)SCUSA, has agreed to purchase the Trigger PLUS at the stated principal amount and, as part of the distribution of the Trigger PLUS, has agreed to sell all of the Trigger PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $20.00 per $1,000.00 stated principal amount of the Trigger PLUS that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of the Trigger PLUS that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Additional Information About the Trigger PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Trigger PLUS or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Trigger PLUS are not bail-inable debt securities under the CDIC Act.

Product supplement dated November 8, 2024	Prospectus supplement dated November 8, 2024	Prospectus dated November 8, 2024

$4,666,000 Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Robinhood Markets, Inc. due September 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About BNS and the Trigger PLUS

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Trigger PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Trigger PLUS may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Trigger PLUS involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

♦Prospectus Supplement dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

♦Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Trigger PLUS” refers to the Auto-Callable Dual Directional Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated November 8, 2024, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated November 8, 2024 and references to the “accompanying prospectus” mean the BNS prospectus, dated November 8, 2024.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

“Trigger Performance Leveraged Upside SecuritiesSM” and “Trigger PLUSSM” are service marks of Morgan Stanley.

August 2025 Page 2

$4,666,000 Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Robinhood Markets, Inc. due September 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Overview

Auto-Callable Dual Directional Trigger PLUS

Principal at Risk Securities

The Auto-Callable Dual Directional Trigger PLUS Based on the common stock of Robinhood Markets, Inc. due September 3, 2027, which we refer to as the Trigger PLUS, do not provide for the regular payment of interest and do not guarantee the repayment of principal, and you will not be entitled to receive any dividends paid with respect to the underlying stock. Instead, the Trigger PLUS will be automatically redeemed if the closing price of the underlying stock on the determination date prior to the final determination date is greater than or equal to the initial share price, for an early redemption payment of $1,389.30 per Trigger PLUS, as described below.

At maturity, if the Trigger PLUS have not previously been redeemed and the final share price is greater than the initial share price, investors will receive the stated principal amount of their investment plus a return reflecting 150.00% of the upside performance of the underlying stock. If the Trigger PLUS have not previously been redeemed and the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 35.00% return. However, If the final share price is less than the trigger price, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying stock, and will receive a payment at maturity that is less than 65.00% of the stated principal amount of the Trigger PLUS and could be zero. Accordingly, investors in the Trigger PLUS must be willing to accept the risk of losing their entire initial investment.

Maturity:	Approximately 24 months, subject to early redemption
Leverage factor:	150% (applicable only if the Trigger PLUS are not automatically redeemed prior to maturity and the final share price is greater than the initial share price)
Automatic early redemption:

If, on the determination date prior to the final determination date, the closing price of the underlying stock is greater than or equal to the initial share price, the Trigger PLUS will be automatically redeemed for the early redemption payment on the related early redemption date.

Early redemption payment:	The early redemption payment will be an amount in cash per Trigger PLUS as follows: 1st determination date $1,389.30
Payment at maturity:

If the Trigger PLUS are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per Trigger PLUS as follows:

￭ If the final share price is greater than the initial share price:

$1,000.00 + leveraged upside payment

￭ If the final share price is less than or equal to the initial share price, but greater than or equal to the trigger price:

$1,000.00 + ($1,000.00 × absolute underlying return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying stock. In no event will this amount exceed the stated principal amount plus $350.00. You will not benefit from the leverage factor in this scenario.

￭ If the final share price is less than the trigger price:

$1,000.00 + ($1,000.00 × underlying return)

If the final share price is less than the trigger price, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the Trigger PLUS.

Trigger price:	65.00% of the initial share price
Coupon:	None
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the Trigger PLUS.
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

August 2025 Page 3

$4,666,000 Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Robinhood Markets, Inc. due September 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS do not provide for the regular payment of interest. Instead, the Trigger PLUS will be automatically redeemed for an early redemption payment if the closing price of the underlying stock on the determination date prior to the final determination date is greater than or equal to the initial share price.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the Trigger PLUS have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the Trigger PLUS may or may not be redeemed prior to maturity and the payment at maturity may be less than the stated principal amount of the Trigger PLUS.

Investors will not be entitled to receive any dividends paid with respect to the underlying stock and the Trigger PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Scenario 1: The Trigger PLUS are redeemed prior to maturity

If the closing price of the underlying stock is greater than or equal to the initial share price on the determination date prior to the final determination date, the Trigger PLUS will be automatically redeemed for the early redemption payment on the related early redemption date. You will not participate in any increase of the underlying stock.

Scenario 2: The Trigger PLUS are not redeemed prior to maturity and investors receive the leveraged upside payment

This scenario assumes that the underlying stock closes below the initial share price on the determination date prior to the final determination date. Consequently, the Trigger PLUS are not automatically redeemed prior to maturity.

If the final share price is greater than the initial share price, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment.

Scenario 3: The Trigger PLUS are not redeemed prior to maturity, and investors receive the absolute underlying return

This scenario assumes that the underlying stock closes below the initial share price on the determination date prior to the final determination date. Consequently, the Trigger PLUS are not automatically redeemed prior to maturity.

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price, which is 65.00% of the initial share price, at maturity you will receive a 1% positive return for each 1% negative return of the underlying stock. For example, if the final share price is 5% less than the initial share price, the Trigger PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 35.00% return at maturity.

Scenario 4: The Trigger PLUS are not redeemed prior to maturity and investors suffer a significant loss of principal at maturity

This scenario assumes that the underlying stock closes below the initial share price on the determination date prior to the final determination date. Consequently, the Trigger PLUS are not automatically redeemed prior to maturity.

If the final share price is less than the trigger price, at maturity you will receive significantly less than the stated principal amount per Trigger PLUS, if anything, resulting in a percentage loss of your investment equal to the underlying return. For example, if the underlying return is -40.00%, each Trigger PLUS will redeem for $600.00, or 60.00% of the stated principal amount. There is no minimum payment on the Trigger PLUS and you could lose up to your entire investment in the Trigger PLUS.

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$4,666,000 Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Robinhood Markets, Inc. due September 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investor Suitability

The Trigger PLUS may be suitable for you if:

■You fully understand and are willing to accept the risks of an investment in the Trigger PLUS, including the risk that you may lose up to 100.00% of your investment in the Trigger PLUS

■You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that, if the Trigger PLUS are not automatically redeemed prior to maturity and the final share price is less than the trigger price, has the same downside market risk as that of a direct investment in the underlying stock

■You understand and accept that, if the Trigger PLUS are automatically redeemed prior to maturity, your return on the Trigger PLUS is limited to the early redemption payment and you will not participate in any increase of the underlying stock

■You believe that the closing price of the underlying stock will be greater than or equal to the initial share price on the determination date prior to the final determination date or that, if the Trigger PLUS are not automatically redeemed prior to maturity, the final share price will be greater than or equal to the trigger price

■You understand and accept that your potential positive return from the absolute return feature is limited by the trigger price

■You can tolerate fluctuations in the market prices of the Trigger PLUS prior to maturity that may be similar to or exceed the fluctuations in the price of the underlying stock

■You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying stock

■You are willing and able to invest in securities that may be redeemed prior to the maturity date, you are otherwise willing and able to hold the Trigger PLUS to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Trigger PLUS

■You understand and are willing to accept the risks associated with the underlying stock

■You are willing to assume the credit risk of BNS for all payments under the Trigger PLUS, and you understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Trigger PLUS may not be suitable for you if:

■You do not fully understand or are unwilling to accept the risks of an investment in the Trigger PLUS, including the risk that you may lose up to 100.00% of your investment in the Trigger PLUS

■You require an investment that provides full protection against loss of principal

■You are not willing to make an investment that, if the Trigger PLUS are not automatically redeemed prior to maturity and the final share price is less than the trigger price, has the same downside market risk as that of a direct investment in the underlying stock

■You do not understand or cannot accept that, if the Trigger PLUS are automatically redeemed prior to maturity, your return on the Trigger PLUS is limited to the early redemption payment and you will not participate in any increase of the underlying stock

■You believe that the closing price of the underlying stock will be less than the initial share price on the determination date prior to the final determination date and that, if the Trigger PLUS are not automatically redeemed prior to maturity, the final share price will be less than the trigger price

■You do not understand or cannot accept that your potential positive return from the absolute return feature is limited by the trigger price

■You cannot tolerate fluctuations in the market price of the Trigger PLUS prior to maturity that may be similar to or exceed the fluctuations in the price of the underlying stock

■You seek current income from your investment or prefer to receive the dividends paid on the underlying stock

■You are unable or unwilling to hold the Trigger PLUS that may be redeemed prior to the maturity date, you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 24 months, or seek an investment for which there will be an active secondary market

■You do not understand or are not willing to accept the risks associated with the underlying stock

■You are not willing to assume the credit risk of BNS for all payments under the Trigger PLUS, including any repayment of principal

August 2025 Page 5

$4,666,000 Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Robinhood Markets, Inc. due September 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Auto-Callable Dual Directional Trigger PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Trigger PLUS are specified on the cover hereof).

Investors will not be entitled to receive any dividends paid with respect to the underlying stock or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Trigger PLUS are subject to the credit risk of BNS.

Stated principal amount:	$1,000.00 per Trigger PLUS
Leverage factor:	150.00%
Early redemption payment:	The early redemption payment will be an amount in cash per Trigger PLUS as follows: 1st determination date $1,389.30
Hypothetical initial share price:	$100.00
Trigger price:	$65.00, which is 65.00% of the initial share price
Minimum payment at maturity:	None

EXAMPLE 1: The Trigger PLUS are redeemed following the first determination date.

Date	Closing Price of the Underlying Stock	Payment (per Trigger PLUS)
1st Determination Date	$120.00 (greater than or equal to initial share price)	$1,389.30

In this example, the closing price of the underlying stock on the first determination date is greater than or equal to the initial share price. Therefore, the Trigger PLUS are automatically redeemed on the first early redemption date. Investors will receive $1,389.30 per Trigger PLUS on the related early redemption date (a total return of 38.93% on the Trigger PLUS). No further payments will be made on the Trigger PLUS once they have been redeemed, and investors do not participate in the appreciation of the underlying stock.

EXAMPLE 2: The Trigger PLUS are not automatically redeemed prior to maturity and the final share price is greater than or equal to the initial share price.

Final share price	$110.00
Underlying return	($110.00 – $100.00) / $100.00 = 10.00%
Payment at maturity	= $1,000.00 + leveraged upside payment
= $1,000.00 + ($1,000.00 × leverage factor × underlying return)
= $1,000.00 + ($1,000.00 × 150.00% × 10.00%)
= $1,150.00

In this example, the closing price of the underlying stock is less than the initial share price on the determination date prior to the final determination date and, therefore, the Trigger PLUS are not redeemed prior to maturity. On the final determination date, the final share price is greater than the initial share price and the underlying return is 10.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 150.00% times the underlying return, resulting in a payment at maturity of $1,150.00 per Trigger PLUS (a total return of 15.00%).

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$4,666,000 Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Robinhood Markets, Inc. due September 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

EXAMPLE 3: The Trigger PLUS are not automatically redeemed prior to maturity and the final share price is greater than or equal to the trigger price.

Final share price	$95.00
Underlying return	($95.00 – $100.00) / $100.00 = -5.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × absolute underlying return)
= $1,000.00 + ($1,000.00 × |-5.00%|)
= $1,050.00

In this example, the closing price of the underlying stock is less than the initial share price on the determination date prior to the final determination date and, therefore, the Trigger PLUS are not redeemed prior to maturity. On the final determination date, the final share price is less than or equal to the initial share price but greater than or equal to the trigger price and the underlying return is -5.00%. Accordingly, investors receive the stated principal amount at maturity plus an unleveraged positive return equal to the absolute value of the percentage decline, resulting in a payment at maturity of $1,050.00 per Trigger PLUS (a total return of 5.00%).

EXAMPLE 4: The Trigger PLUS are not automatically redeemed prior to maturity and the final share price is less than the trigger price.

Final share price	$40.00
Underlying return	($40.00 – $100.00) / $100.00 = -60.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × underlying return)
= $1,000.00 + ($1,000.00 × -60.00%)
= $1,000.00 - $600.00
= $400.00

In this example, the closing price of the underlying stock is less than the initial share price on the determination date prior to the final determination date and, therefore, the Trigger PLUS are not redeemed prior to maturity. On the final determination date, the final share price is less than the trigger price and the underlying return is -60.00%. Because the final share price is less than the trigger price, investors are fully exposed to the decline of the final share price of the underlying stock relative to the initial share price, resulting in a payment at maturity of $400.00 per Trigger PLUS (a return on investment of -60.00%).

If the Trigger PLUS are not redeemed prior to maturity and the final share price is less than the trigger price, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the Trigger PLUS.

August 2025 Page 7

$4,666,000 Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Robinhood Markets, Inc. due September 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS.

Risks Relating to Return Characteristics

￭Risk of significant loss at maturity; you may lose up to your entire investment. The Trigger PLUS differ from ordinary debt securities in that BNS will not necessarily repay the stated principal amount of the Trigger PLUS at maturity. If the Trigger PLUS are not automatically redeemed prior to maturity and the final share price is less than the trigger price, you will lose 1% of your principal for every 1% that the final share price falls below the initial share price. You may lose up to your entire investment in the Trigger PLUS.

￭The stated payout from the issuer applies only upon an early redemption or at maturity. You should be willing to hold your Trigger PLUS to maturity. The stated payout, including the benefit of the early redemption payment, leverage factor or absolute underlying return at maturity, is available only if you hold your Trigger PLUS to an early redemption or to maturity, as applicable. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Trigger PLUS even if the then-current price of the underlying stock is greater than or equal to the trigger price.

■If the Trigger PLUS are redeemed prior to maturity, the appreciation potential of the Trigger PLUS is limited by the fixed early redemption payment. If the closing price of the underlying stock is greater than or equal to the initial share price on the determination date prior to the final determination date, the Trigger PLUS will be automatically redeemed. In this scenario, the appreciation potential of the Trigger PLUS is limited to the fixed early redemption payment, and no further payments will be made on the Trigger PLUS once they have been redeemed. In addition, if the Trigger PLUS are redeemed prior to maturity, you will not participate in any increase of the underlying stock, which could be significant. Moreover, the fixed early redemption payment may be less than the payment at maturity you would receive for the same level of increase of the underlying stock had the Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

■The potential positive return on the Trigger PLUS from any negative performance of the underlying stock is limited by the trigger price and the return on the Trigger PLUS may change significantly despite only a small difference in the degree of change of the final share price relative to the initial share price. If the Trigger PLUS are not automatically redeemed prior to maturity and the final share price is less than or equal to the initial share price but greater than or equal to the trigger price, you will receive at maturity $1,000 plus a return equal to the absolute underlying return, which will reflect a 1% positive return for each 1% negative return on the underlying stock. You will not benefit from the leverage factor in this scenario. However, due to the trigger price, your return from the absolute return feature is effectively limited to 35.00% and the return on the Trigger PLUS may change significantly despite only a small difference in the degree of change of the final share price relative to the initial share price. While a final share price that is less than the initial share price but greater than or equal to the trigger price will result in a positive return equal to the absolute underlying return, a further decline of the underlying stock to a final share price that is only slightly less than the trigger price would instead result in a percentage loss on the Trigger PLUS that is equal to the underlying return. The return on the Trigger PLUS in these two scenarios is significantly different despite only a small relative difference in the underlying return.

■Greater expected volatility with respect to the underlying stock generally reflects a higher return rate represented by the early redemption payment, a higher leverage factor and a lower trigger price, and a higher expectation as of the pricing date that the final share price could be less than the trigger price. Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the pricing date that the Trigger PLUS will not be redeemed prior to maturity and that the final share price could be less than the trigger price. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying stock. This greater expected risk will generally be reflected in a higher return rate represented by the early redemption payment, a higher leverage factor and a lower trigger price for the Trigger PLUS than would have been the case had expected volatility been lower. However, while such terms are set on the pricing date based, in part, on the underlying stock’s volatility calculated using our internal models, the underlying stock’s volatility can change significantly over the term of the Trigger PLUS. The price of the underlying stock could fall sharply, which could result in the loss of up to your entire investment in the Trigger PLUS.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■The Trigger PLUS are subject to reinvestment risk in the event of an early redemption. The Trigger PLUS will be automatically redeemed prior to maturity if the closing price of the underlying stock on the determination date prior to the final determination date is greater than or equal to the initial share price and you will not receive any further payments after the related early redemption date. Conversely, the Trigger PLUS will not be automatically redeemed when the closing price of the underlying stock on the determination date prior to the final determination date is less than the initial share price, which generally coincides with a greater risk of principal loss on your Trigger PLUS. If the Trigger PLUS are automatically redeemed prior to maturity, the term of your investment will be limited. In the event that the Trigger PLUS are redeemed prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Trigger PLUS at a comparable rate of return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Trigger PLUS, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

■The amount payable on the Trigger PLUS is not linked to the price of the underlying stock at any time other than the determination dates. Whether you receive an early redemption payment will be based only on the closing price of the underlying stock on the relevant determination date, subject to postponement for non-trading days and certain market disruption events. As a result, you will not know whether the Trigger PLUS will be automatically redeemed for the early redemption payment until the determination date prior to the final determination date. Moreover, because whether the Trigger PLUS will be automatically redeemed is based solely on the price of the underlying stock on the determination date prior to the final determination date, if the closing price of the underlying stock on such determination date is less than the initial share price, you will not receive the early redemption payment even if the price of the underlying stock was greater than or equal to the initial share price on other days during the term of the Trigger PLUS.

Similarly, the final share price will be based only on the closing price of the underlying stock on the final determination date, subject to postponement for non-trading days and certain market disruption events. If the price of the underlying stock falls on the final determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying stock at any time prior to such drop. Although the closing price of the underlying stock on the maturity date or at other times during the term of the Trigger PLUS may be more favorable to you than the closing price of the underlying stock on the final determination date, the payment at maturity will be based solely on the closing price of the underlying stock on the final determination date.

■Owning the Trigger PLUS is not the same as owning the underlying stock. The return on your Trigger PLUS may not reflect the return you would realize if you actually owned the underlying stock. For example, you will not receive or be entitled to receive any dividend payments or other distributions paid on the underlying stock, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Trigger PLUS. In addition, as an owner of the Trigger PLUS, you will not have voting rights or any other rights that a holder of the underlying stock may have.

■The absolute return feature is not the same as taking a short position directly in the underlying stock. The return on your Trigger PLUS will not reflect the return you may realize if you actually took a short position directly in the underlying stock. Unlike a direct short position in the underlying stock, which would entitle you to fully benefit from any depreciation of the underlying stock, you will not benefit from any depreciation of the underlying stock beyond an underlying return of -35.00%. To the contrary, an underlying return of less than -35.00% will expose you on a 1-for-1 basis to the negative performance of the underlying stock, and you will lose some or all of your investment in the Trigger PLUS, as described above.

Risks Relating to Characteristics of the Underlying Stock

■An investment in the Trigger PLUS is subject to risks associated with investments in single equity securities. The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and the issuer of the underlying stock (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Trigger PLUS, should make your own investigation into the underlying stock issuer and the underlying stock. For additional information regarding the underlying stock, please see “Information About the Underlying Stock” below and the underlying stock issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■There can be no assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall and there can be no assurance that the closing price of the underlying stock on the determination date prior to the final determination date will be greater than or equal to the initial share price or that the final share price will be greater than or equal to the initial share price or the trigger price. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock and the underlying stock issuer. You should be willing to accept the risks owning equities in general and the underlying stock in particular, and the risk of losing a significant portion or all of your investment in the Trigger PLUS.

■There is no affiliation between the underlying stock issuer and BNS. The underlying stock issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Trigger PLUS. We have not made any due diligence inquiry with respect to the underlying stock.

■There is limited trading history for the underlying stock. The underlying stock has a limited trading history on its current primary exchange and, therefore, an investment based on the performance of such shares may involve greater risks than an investment linked to a share of stock with a more established record of performance. While past performance of the underlying stock should not be considered indicative of future performance, a longer trading history for the underlying stock would provide you with more information on which to base an investment decision. For additional information about the underlying stock, see “Information About the Underlying Stock” below.

Risks Relating to Estimated Value and Liquidity

■BNS’ initial estimated value of the Trigger PLUS at the time of pricing (when the terms of your Trigger PLUS were set on the pricing date) is lower than the issue price of the Trigger PLUS. BNS’ initial estimated value of the Trigger PLUS is only an estimate. The issue price of the Trigger PLUS exceeds BNS’ initial estimated value. The difference between the issue price of the Trigger PLUS and BNS’ initial estimated value reflects costs associated with selling and structuring the Trigger PLUS, as well as hedging its obligations under the Trigger PLUS. Therefore, the economic terms of the Trigger PLUS are less favorable to you than they would have been if these expenses had not been paid or had been lower.

■Neither BNS’ nor SCUSA’s estimated value of the Trigger PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the Trigger PLUS and SCUSA’s estimated value of the Trigger PLUS at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Trigger PLUS to be more favorable to you. Consequently, the use of an internal funding rate for the Trigger PLUS increases the estimated value of the Trigger PLUS at any time and has an adverse effect on the economic terms of the Trigger PLUS.

■BNS’ initial estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ (including SCUSA’s) estimates. BNS’ initial estimated value of the Trigger PLUS was determined by reference to its internal pricing models when the terms of the Trigger PLUS were set. These pricing models consider certain factors, such as BNS’ internal funding rate on the pricing date, the expected term of the Trigger PLUS, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying stock, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Trigger PLUS that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Trigger PLUS (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■The Trigger PLUS have limited liquidity. The Trigger PLUS will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Trigger PLUS. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which SCUSA is willing to purchase the Trigger PLUS from you. If at any time SCUSA does not make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

■The price at which SCUSA would buy or sell your Trigger PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Trigger PLUS. SCUSA’s estimated value of the Trigger PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell your Trigger PLUS in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your Trigger PLUS at the time of pricing. As agreed by SCUSA and the distribution participants, this excess is expected to decline to zero over the period specified under “Additional Information About the Trigger PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if SCUSA buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Trigger PLUS at any time also will reflect its then-current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Trigger PLUS by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell your Trigger PLUS (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), the volatility of the underlying stock, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Trigger PLUS determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price of the Trigger PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount” herein.

In addition to the factors discussed above, the value and quoted price of the Trigger PLUS at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Trigger PLUS, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Trigger PLUS, including the price you may receive for the Trigger PLUS in any market making transaction. To the extent that SCUSA makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, SCUSA is not obligated to make a market in the Trigger PLUS. See “— The Trigger PLUS have limited liquidity” herein.

■The price of the Trigger PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount. The price at which the Trigger PLUS may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the underlying stock over the full term of the Trigger PLUS, (ii) volatility of the price of the underlying stock and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying stock and (vi) time remaining to maturity. In particular, because the provisions of the Trigger PLUS relating to the payment at maturity behave like options, the value of the Trigger PLUS will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated price of the underlying stock and other relevant factors, the market value of the Trigger PLUS may decrease and you may receive substantially less than the stated principal amount if you sell your Trigger PLUS prior to maturity regardless of the price of the underlying stock at such time.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

■Payments on the Trigger PLUS are subject to the credit risk of BNS. The Trigger PLUS are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Trigger PLUS. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS and you could lose your entire investment in the Trigger PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest

■Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger PLUS. We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Trigger PLUS. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying stock and/or purchasing futures, options and/or other instruments linked to the underlying stock. We, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying stock, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final determination date. We, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked securities whose returns are linked to changes in the price of the underlying stock. Any of these hedging activities may adversely affect the price of the underlying stock, and therefore the market value of the Trigger PLUS and the amount you will receive, if any, on the Trigger PLUS.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Trigger PLUS. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Trigger PLUS, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the Trigger PLUS declines.

■The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amounts payable on, the Trigger PLUS. For antidilution and certain other events affecting the underlying stock, the calculation agent may make adjustments to the initial share price, trigger price, closing price and/or final share price, as applicable, and any other term of the Trigger PLUS. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and any payment on, the Trigger PLUS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying stock issuer where such issuer is not the surviving entity, the determination as to whether the Trigger PLUS are redeemed early and/or the amount you receive at maturity may be based on the equity security of a successor to the underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such reorganization event. If the underlying stock is delisted or otherwise suspended from trading, the calculation agent will determine the closing price of the underlying stock in good faith and in a manner designed to achieve a commercially reasonable result, which may include deeming the closing price of the underlying stock on the trading day immediately preceding such event to be the closing price on every remaining trading day to and including the final determination date. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and any amounts payable on, the Trigger PLUS. For more information, see the sections as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

■We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying stock issuer and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Trigger PLUS. We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Trigger PLUS or other securities that we have issued), the underlying stock, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the underlying stock and/or the value of the Trigger PLUS. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying stock issuer, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the underlying stock and the market for your Trigger PLUS, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Trigger PLUS.

You should expect that we, SCUSA, and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Trigger PLUS or other securities that we may issue, the underlying stock, other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Trigger PLUS. In addition, in connection with these activities, certain personnel within us, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Trigger PLUS.

We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Trigger PLUS or other securities that we may issue, the underlying stock or other securities or instruments similar to or linked to the foregoing. Investors in the Trigger PLUS should expect that we, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the Trigger PLUS for liquidity or otherwise.

■Activities conducted by BNS and its affiliates may impact the market price of the underlying stock and the value of the Trigger PLUS. Trading or transactions by BNS, SCUSA or our other affiliates in the underlying stock, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying stock may adversely affect the price of the underlying stock and, therefore, the market value of the Trigger PLUS. See “—     Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger PLUS” for additional information regarding hedging-related transactions and trading.

■The calculation agent will have significant discretion with respect to the Trigger PLUS, which may be exercised in a manner that is adverse to your interests. The calculation agent will be an affiliate of BNS. The calculation agent will determine whether the early redemption payment is payable to you on any early redemption date and the payment at maturity of the Trigger PLUS, if any, based on observed closing price of the underlying stock on the relevant determination date. The calculation agent can postpone the determination of the closing price of the underlying stock or final share price (and therefore the related early redemption date or maturity date, as applicable) if a market disruption event occurs and is continuing with respect to the underlying stock on any determination date (including the final determination date).

■BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Trigger PLUS. BNS, SCUSA and our other affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by BNS, SCUSA or our other affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS and the underlying stock to which the Trigger PLUS are linked.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risks Relating to Canadian and U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Trigger PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” herein.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the Underlying Stock

All disclosures contained in this document regarding the underlying stock are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into the underlying stock.

Robinhood Markets, Inc.

According to publicly available information, Robinhood Markets, Inc. ("Robinhood") provides financial services platforms. Information filed by Robinhood with the SEC can be located by reference to its SEC file number: 001-40691, or its CIK Code: 0001783879. Robinhood's common stock is listed on the Nasdaq Global Select Market under the ticker symbol “HOOD”.

Information as of market close on August 29, 2025:

Bloomberg Ticker Symbol:	HOOD UW <Equity>	52 Week High (on August 18, 2025):	$115.02
Current Stock Price:	$104.03	52 Week Low (on September 6, 2024):	$18.94
52 Weeks Ago (on August 29, 2024):	$20.17

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing prices, as well as the end-of-quarter closing price of the underlying stock for the specified period. The closing price of the underlying stock on August 29, 2025 was $104.03. The graph below sets forth the closing price of the underlying stock for each day from July 29, 2021 through August 29, 2025. The dotted line represents the trigger price of $67.6195, which is equal to 65.00% of the initial share price. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. BNS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying stock at any time, including the determination dates.

Robinhood Markets, Inc.	High	Low	Period End
2021
Third Quarter (beginning July 29, 2021)	$70.39	$34.82	$42.08
Fourth Quarter	$42.07	$17.11	$17.76
2022
First Quarter	$18.44	$10.65	$13.51
Second Quarter	$13.83	$6.89	$8.22
Third Quarter	$11.25	$8.18	$10.10
Fourth Quarter	$12.33	$7.70	$8.14
2023
First Quarter	$11.14	$8.08	$9.71
Second Quarter	$10.18	$8.35	$9.98
Third Quarter	$13.12	$9.53	$9.81
Fourth Quarter	$13.26	$7.93	$12.74
2024
First Quarter	$20.13	$10.56	$20.13
Second Quarter	$23.70	$16.23	$22.71
Third Quarter	$24.63	$16.42	$23.42
Fourth Quarter	$43.20	$22.33	$37.26
2025
First Quarter	$65.28	$35.63	$41.62
Second Quarter	$93.63	$34.17	$93.63
Third Quarter (through August 29, 2025)	$115.02	$91.27	$104.03

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Common Stock of Robinhood Markets, Inc. – Daily Closing Prices July 29, 2021 to August 29, 2025

This document relates only to the Trigger PLUS offered hereby and does not relate to the underlying stock or other securities linked to the underlying stock. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Trigger PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying stock. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying stock is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying stock could affect the value received with respect to the Trigger PLUS and therefore the value of the Trigger PLUS.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for the early redemption date shall be the date one business day prior to the scheduled early redemption date.
Trustee:	Computershare Trust Company, N.A.
Calculation agent:	Scotia Capital Inc.
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	As specified in the product supplement under "General Terms of the Notes — Special Calculation Provisions — Business Day".
Tax redemption:

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Trigger PLUS.

Canadian bail-in:	The Trigger PLUS are not bail-inable debt securities under the CDIC Act.
Terms incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying stock	reference asset
	stated principal amount	principal amount
	original issue date	issue date
	determination dates	valuation dates
	final determination date	final valuation date
	closing price	closing value
	initial share price	initial value
	final share price	final value
	trigger price	barrier value
	underlying return	reference asset return
	leverage factor	participation rate
Additional information regarding estimated value of the Trigger PLUS:

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Trigger PLUS. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the pricing date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Trigger PLUS are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities and the economic terms of certain related hedging arrangements. Due to these factors, the issue price you pay to purchase the Trigger PLUS is greater than the initial estimated value of the Trigger PLUS. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Trigger PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Trigger PLUS to you. We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Tax considerations:

The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Trigger PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the

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Principal at Risk Securities

U.S. federal income tax consequences of your investment in the Trigger PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Trigger PLUS, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Trigger PLUS as prepaid derivative contracts with respect to the underlying stock. If your Trigger PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your Trigger PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Trigger PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Trigger PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement. There may be also a risk that the IRS could assert that the Trigger PLUS should not give rise to long-term capital gain or loss because the Trigger PLUS offer, at least in part, short exposure to the underlying stock.

Except to the extent otherwise required by law, BNS intends to treat your Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Trigger PLUS if they do not hold their Trigger PLUS in an account maintained by a financial institution and the aggregate value of their Trigger PLUS and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its securities and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Trigger PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Trigger PLUS generally should not be

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the underlying stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Trigger PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Trigger PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Trigger PLUS upon a taxable disposition of the Trigger PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying stock issuer as a USRPHC and/or the Trigger PLUS as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Trigger PLUS are not “delta-one” with respect to the underlying stock, our special U.S. tax counsel is of the opinion that the Trigger PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Trigger PLUS are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Trigger PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying stock or your Trigger PLUS, and following such occurrence your Trigger PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Trigger PLUS under these rules. If you enter, or have entered, into other transactions in respect of the underlying stock or the Trigger PLUS should consult your tax advisor regarding the application of Section 871(m) of the Code to your Trigger PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Trigger PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Trigger PLUS.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Trigger PLUS through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Trigger PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Trigger PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Trigger PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Trigger PLUS at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of the Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of the Trigger PLUS despite the fact that there will be no interest payments over the term of the Trigger PLUS.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Trigger PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

SCUSA, our affiliate, has agreed to purchase the Trigger PLUS at the stated principal amount and, as part of the distribution of the Trigger PLUS, has agreed to sell the Trigger PLUS to Morgan Stanley Wealth Management with an underwriting discount of $25.00 reflecting a fixed sales commission of $20.00 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells. BNS or an affiliate may also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BNS, SCUSA or any other affiliate of BNS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with the offering, BNS, SCUSA, any other affiliate of BNS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless BNS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

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Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Trigger PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Trigger PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Trigger PLUS immediately after the pricing date in the secondary market is expected to exceed the initial estimated value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Trigger PLUS, see “Risk Factors” herein.

Prohibition of sales to EEA retail investors:

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of sales to United Kingdom retail investors:

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any Trigger PLUS may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Trigger PLUS are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

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Trigger Performance Leveraged Upside SecuritiesSM

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Validity of the Trigger PLUS:

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the Trigger PLUS offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Trigger PLUS will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Trigger PLUS, authentication of the Trigger PLUS and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Trigger PLUS has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Trigger PLUS have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Trigger PLUS will be validly issued and, to the extent validity of the Trigger PLUS is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to BNS’ Form F-3 filed with the SEC on October 9, 2024.

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